Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:      Michele Howard

   770.441.2051

Immucor Announces Lifting of FDA NOIR

NORCROSS, Ga., June 2, 2014 – Immucor, Inc., a global leader in transfusion and transplantation diagnostics, today announced that the U.S. Food and Drug Administration (FDA) has informed the Company that the Notice of Intent to Revoke (“NOIR”) has been lifted.

“We take our commitment to quality very seriously,” stated William A. Hawkins, Immucor’s President and Chief Executive Officer. “The core of Immucor’s business is making sure that patients who need a blood transfusion are matched with the right donor unit. Our upmost concern is delivering quality products so patients receive the life-saving transfusions they need.”

The NOIR, which was issued by the FDA in June 2009, was related to the Company’s Reagent Red Blood Cells and Anti-E (Monoclonal) Blood Grouping Reagent products manufactured at its Norcross, Georgia facility.

About Immucor
Founded in 1982, Immucor is a global leader in transfusion and transplantation diagnostics that facilitate patient-donor compatibility. Our mission is to ensure that patients in need of blood, organs or stem cells get the right match that is safe, accessible and affordable. With the right match, we can transform a life together. For more information on Immucor, please visit our website at www.immucor.com.